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                          THIRD AMENDMENT TO BYLAWS OF

                         SUMMIT FAMILY RESTAURANTS INC.



                               November 30, 1995



         At a meeting of the Board of Directors of Summit Family Restaurants Inc., (the "Company"), for which adequate notice was given, and upon motion duly made and seconded, the Board of Directors of the Company unanimously


         RESOLVED, to amend the Bylaws of the Company to provide that the fiscal year end on the last Monday in September rather than the last Sunday in September, and thereby amend Article VI of the Bylaws to read as follows:


                 The fiscal year of the corporation shall end on the last Monday in September of each year.

         FURTHER RESOLVED, that the foregoing amendment to Article VI of the Bylaws shall be effective as of the beginning of fiscal year 1989.



         Dated this 30th day of November, 1995.


                                        /s/ Charlotte L. Miller
                                        -----------------------
                                        Charlotte L. Miller
                                        Corporate Secretary